Exhibit 15.3


Seaway Heavy Lifting Limited

Financial statements
December 31, 2004

Contents

                                                                            Page
Report of independent auditors                                                2
Income statement                                                              3
Balance sheet                                                                 4
Statement of changes in equity                                                5
Cash flow statement                                                           6
Notes to the financial statements                                          7-19

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Seaway Heavy Lifting Limited

     We have audited the accompanying balance sheet of Seaway Heavy Lifting Limited as of December 31, 2004, and the related income statement, statement of changes in equity, and cash flow statement for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards.

     International Financial Reporting Standards vary in significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the year ended December 31, 2004 and the determination of equity at December 31, 2004 to the extent summarized in note 19 on page 19 below.

     /s/ Deloitte Accountants B.V.
     Rotterdam, The Netherlands
     August 12, 2005

Seaway Heavy Lifting Limited

Income statement
for the year ended
December 31, 2004

                                            12 months ended      1 month ended      12 months ended      12 months ended
                                            December  31,         December 31,       November 30,         November 30,
                                                  2004               2003                2003                 2002
                                                  US$                 US$                US$                  US$
                                                                 (unaudited)         (unaudited)          (unaudited)
Turnover                                          69.435.285      4.775.333           47.547.157           36.693.268
Cost of sales                                    (39.433.122)    (2.574.630)         (31.202.949)         (24.601.245)
                                                 ------------    -----------        -------------        ------------
Gross profit                                      30.002.163      2.200.703           16.344.208           12.092.023
Administrative expenses                           (7.963.938)      (563.348)          (6.523.686)          (5.868.423)
                                                 ------------    -----------        -------------        ------------
Operating profit                   4              22.038.225      1.637.355            9.820.522            6.223.600
Finance costs - net                6                (507.827)         2.117             (648.970)             753.929
                                                 ------------    -----------        -------------        ------------
Profit before tax                                 21.530.398      1.639.472            9.171.552            6.977.529
Tax                                7              (3.675.671)       (98.000)            (407.012)            (291.216)
                                                 ------------    -----------        -------------        ------------
Net profit                                        17.854.727      1.541.472            8.764.540            6.686.313
                                                 ============    ===========        =============        ============

The notes on pages 7 to 19 are an integral part of these financial statements.

Seaway Heavy Lifting Limited

Balance sheet
at December 31, 2004

                                                               Note                 2004                 2003
                                                                                     US$                  US$
                                                                                                      (unaudited)
Assets
Non-current assets
Property, plant and equipment                                   9                  622.390              285.984
                                                                                ----------           ----------
Current assets
Inventories                                                     10                 179.746              226.800
Trade and other receivables                                     11               1.888.500           17.874.281
Work in progress                                                                 1.124.000                -
Tax recoverable                                                                    153.459               49.652
Cash and cash equivalents                                       12              16.372.424            6.532.133
                                                                                ----------           ----------
                                                                                19.718.129           24.682.866
                                                                                ----------           ----------
Total assets                                                                    20.340.519           24.968.850
                                                                                ==========           ==========
Equity and liabilities
Capital and reserves
Share capital                                                   13                   2.178                2.178
Retained earnings                                                                9.701.263           12.305.064
                                                                                ----------           ----------
                                                                                 9.703.441           12.307.242
                                                                                ----------           ----------
Current liabilities
Trade and other payables                                        14               7.620.193           12.372.347
Current tax liabilities                                                          3.016.885              289.261
                                                                                ----------           ----------
Total liabilities                                                               10.637.078           12.661.608
                                                                                ----------           ----------
Total equity and liabilities                                                    20.340.519           24.968.850
                                                                                ==========           ==========

The notes on pages 7 to 19 are an integral part of these financial statements.

Seaway Heavy Lifting Limited

Statement of changes in equity
for the year ended
December 31, 2004

                                                                        Share          Retained             Total
                                                                      capital          earnings
                                                                          US$               US$               US$
At December 1, 2001 (unaudited)                                            2.178      5.384.211         5.386.389
Dividend                                                                       -     (3.530.000)       (3.530.000)
Net profit for the year                                                        -      6.686.313         6.686.313
                                                                       ---------    -----------       -----------
At November 30, 2002/December 1, 2002 (unaudited)                          2.178      8.540.524         8.542.702

Dividend relating to 2000, 2001 and 2002                                       -     (5.000.000)       (5.000.000)
Net profit for the year                                                        -      8.764.540         8.764.540
                                                                       ---------    -----------       -----------
At November 30, 2003/December 1, 2003 (unaudited)                          2.178     12.305.064        12.307.242

Net profit for the period                                                      -      1.541.472         1.541.472
                                                                       ---------    -----------       -----------
At December 31, 2003/January 1, 2004 (unaudited)                           2.178     13.846.536        13.848.714

Dividend relating to 2003 and 2004                                             -    (22.000.000)      (22.000.000)
Net profit for the year                                                        -     17.854.727        17.854.727
                                                                       ---------     ----------       -----------
At December 31, 2004                                                       2.178      9.701.263         9.703.441
                                                                       =========     ==========       ===========

The notes on pages 7 to 19 are an integral part of these financial statements.

Seaway Heavy Lifting Limited

Cash flow statement
for the year ended
December 31, 2004

                                                                       12 months          1 month         12 month         12 month
                                                                           ended            ended            ended            ended
                                                                    December 31,     December 31,     November 30,     November 30,
                                                                        2004 US$         2003 US$         2003 US$         2002 US$
                                                      Note                            (unaudited)      (unaudited)      (unaudited)
Cash flows from operating activities
Profit before tax                                                     21.530.398         1.639.472       9.171.552        6.977.529
Adjustments for:
  Depreciation of property, plant and equipment         9                356.840            29.529         254.030          109.244
  Interest income                                       6               (161.970)           (4.157)        (55.199)         (90.546)
  Forward contract profit                                                      -                 -               -         (804.177)
  Exchange loss/(gain) on corporation tax balance                         50.210                 -            (762)          (8.150)
                                                                    ------------        ----------     -----------      -----------
                                                                      21.775.478         1.664.844       9.369.621        6.183.900
Changes in working capital:
  Inventories                                                             32.774            14.280        (162.060)         155.212
  Trade and other receivables                                         16.310.675          (324.894)     (7.298.682)      (2.427.167)
  Trade and other payables                                            (3.987.931)         (764.223)      8.285.594       (2.799.058)
  Work in progress                                                    (1.124.000)                -               -                -
                                                                    ------------        ----------     -----------      -----------
Cash generated from operations                                        33.006.996           590.007      10.194.473        1.112.877
Tax paid                                                              (1.200.064)                -        (205.185)        (207.660)
                                                                    ------------        ----------     -----------      -----------
Net cash from operating activities                                    31.806.932           590.007       9.989.288          905.227
                                                                    ------------        ----------     -----------      -----------
Cash flows from investing activities
Interest received                                                        161.970             4.157          55.199           90.546
Purchase of property, plant and equipment               9               (722.775)                -        (398.029)               -
Forward contract profit                                                        -                 -               -          804.177
                                                                    ------------        ----------     -----------      -----------
Net cash used in investing activities                                   (560.805)            4.157        (342.830)         894.723
                                                                    ------------        ----------     -----------      -----------
Cash flows from financing activities
Dividends paid to company shareholders                               (22.000.000)                -      (5.000.000)      (3.530.000)
                                                                    ------------        ----------     -----------      -----------
Net cash outflow from financing activities                           (22.000.000)                -      (5.000.000)      (3.530.000)
                                                                    ------------        ----------     -----------      -----------
Increase in cash and cash equivalents                                  9.246.127           594.164       4.646.458       (1.730.050)
Cash and cash equivalents at beginning
   of period/year                                                      7.126.297         6.532.133       1.885.675        3.615.725
                                                                    ------------        ----------     -----------      -----------
Cash and cash equivalents at end of
   period/year                                         12             16.372.424         7.126.297       6.532.133        1.885.675
                                                                    =============       ==========     ===========      ===========

The notes on pages 7 to 19 are an integral part of these financial statements.

Seaway Heavy Lifting

Notes to the financial statements

1    General information

Country of incorporation

The Company was incorporated in Cyprus as a private limited liability company in accordance with the provisions of the Companies Law, Cap. 113. Its registered office is at 284 Arch Makarios III Avenue, Limassol, Cyprus.

Principal activities

The principal activities of the Company are the provision of offshore heavy lifting services.

Change of accounting period

The Board of Directors has decided to change the accounting year end from November 30 to December 31. The reason for the change was so that the accounting year is the same as the calendar year which is also the tax fiscal year.

Ultimate parent companies

The company is ultimately owned by Stolt Offshore S.A., registered in Luxemburg (50%) and OAO Lukoil, registered in Moscow, Russian Federation (50%).

2    Summary of significant accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to the periods presented in these financial statements unless otherwise stated.

Basis of preparation

The financial statements of Seaway Heavy Lifting Limited have been prepared in accordance with International Financial Reporting Standards (IFRS) in force as per December 31, 2004. The financial statements have been prepared under the historical cost convention.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and requires management to exercise its judgment in the process of applying the Company's accounting policies. It also requires the use of assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates.

Seaway Heavy Lifting Limited

Revenue recognition

Revenue from the provision of heavy lifting services is recognized by reference to the stage of completion of the transaction at the balance sheet date and is recognized only when the outcome of the transaction can be estimated reliably.

Interest income is recognized on a time proportion basis, taking into account the principal outstanding and the effective rate over the period to maturity when it is determined that such income will accrue to the Company.

Foreign currency translation

(1)  Measurement currency

     The financial statements are prepared in United States dollars (the measurement currency), which is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Company.

(2)  Transactions and balances

     Foreign currency transactions are translated into the measurement currency using the exchange rates prevailing at the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

Tax

Current tax liabilities and assets for the current and prior periods are measured at the amount expected to be paid to or recovered from the taxation authorities using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Seaway Heavy Lifting Limited

Dividend distribution

Dividend distribution to the Company's shareholders is recognized as a liability in the Company's financial statements in the period in which the dividends are approved by the Company's shareholders.

Property, plant and equipment

All property, plant and equipment are stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of property, plant and equipment.

Depreciation is calculated on the straight line method to write off the cost of each asset to their residual values, over their estimated useful life. The annual rates used are as follows:

Plant and machinery                            3-5 years

The assets' residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

Expenditure for repairs and maintenance of property, plant and equipment is charged to the income statement of the year in which it is incurred. The cost of major renovations and other subsequent expenditure are included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Company. Major renovations are depreciated over the remaining useful life of the related asset.

Gains and losses on disposal of property, plant and equipment are determined by comparing proceeds with carrying amount and are included in the income statement.

Operating leases

Leases where substantially all of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Seaway Heavy Lifting Limited

Impairment of assets

Property, plant and equipment are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its recoverable amount. The recoverable amount is the higher of an asset's net selling price and value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cash flows.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on a first in first out basis and includes transport and handling costs. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of realization and, where appropriate, the cost of conversion from its existing state to a finished condition.

Trade receivables

Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the original effective interest rate. The amount of the provision is recognized in the income statement.

Long-term contracts

The Company uses the percentage of completion method in recognizing profit on long-term contracts. Where the contract is more than 5 per cent completed, and the overall outcome can be assessed with reasonable certainty, profit is recognized according to the stage of completion which is determined by the proportion of actual costs to date to the total estimated costs.

Where an overall loss is expected on the contract, full provision is made for the entire loss as soon as it is foreseen.

Share capital

Ordinary shares are classified as equity.

Seaway Heavy Lifting Limited

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Company expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents comprise cash at bank and bank overdrafts. In the balance sheet, bank overdrafts are included in borrowings in current liabilities.

3    Financial risk management

(1)  Financial risk factors

     The Company's activities expose it to interest rate risk, credit risk, liquidity risk and currency risk arising from the financial instruments it holds. The risk management policies employed by the Company to manage these risks are discussed below. The company does not use derivatives to cover interest or foreign currency exposure.

     (a)  Interest rate risk

          Interest rate risk is the risk that the value of financial instruments will fluctuate due to changes in market interest rates. The Company's income and operating cash flows are substantially independent of changes in market interest rates. The Company has significant interest-bearing assets and it borrows at variable rates. The Company's management monitors the interest rate fluctuations on a continuous basis and acts accordingly.

Seaway Heavy Lifting Limited

(1)  Financial risk factors (continued)

     (b)  Credit risk

          Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the balance sheet date. The Company has no significant concentrations of credit risk. The Company has policies in place to ensure that services are provided to customers with an appropriate credit history and monitors on a continuous basis the ageing profile of its receivables. Cash balances are held with high credit quality financial institutions and the Company has policies to limit the amount of credit exposure to any financial institution.

     (c)  Liquidity risk

          Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Company has procedures with the object of minimizing such losses such as maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities.

     (d)  Currency risk

          Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company's measurement currency. The Company is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro and GB(pound). The Company's management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

(2)  Fair values

     The fair values of the Company's financial assets and liabilities approximate their carrying amounts at the balance sheet date.

Seaway Heavy Lifting Limited

4    Operating profit

The following items have been included in arriving at operating profit:

                                                      12 months          1 month         12 months        12 months
                                                          ended            ended             ended            ended
                                                   December 31,     December 31,      November 30,     November 30,
                                                           2004             2003              2003             2002
                                                            US$              US$               US$              US$
                                                                     (unaudited)       (unaudited)      (unaudited)
Depreciation  of  property,   plant  and
equipment (Note 9)                                      356.840           29.529           254.030          109.244
Operating lease rentals                               6.209.666          500.000         6.000.000        6.000.000

5    Staff costs

The Company does not have any employees. All personnel costs are recharged by a related company which is responsible for the management of the vessel.

6    Finance costs - net

                                                      12 months          1 month         12 months        12 months
                                                          ended            ended             ended            ended
                                                   December 31,     December 31,      November 30,     November 30,
                                                           2004             2003              2003             2002
                                                            US$              US$               US$              US$
                                                                     (unaudited)       (unaudited)      (unaudited)
Interest income:
  Bank balances                                         161.970            4.157            55.199          90.546
Interest expense:
  Overdue taxation                                      (17.837)               -                 -               -

Net foreign exchange transaction losses                (651.960)          (2.040)         (704.169)       (140.794)
Forward contract profit                                       -                                  -         804.177
                                                      ---------          -------         ---------       ---------
                                                       (507.827)           2.117          (648.970)        753.929
                                                      =========          =======         =========       =========

7    Tax

                                                      12 months          1 month         12 months        12 months
                                                          ended            ended             ended            ended
                                                   December 31,     December 31,      November 30,     November 30,
                                                           2004             2003              2003             2002
                                                            US$              US$               US$              US$
                                                                     (unaudited)       (unaudited)      (unaudited)
Current tax:
  Corporation tax                                     3.675.671           98.000           407.012          291.216
                                                      =========           ======           =======          =======

Seaway Heavy Lifting Limited

The tax on the Company's profit before taxation differs from the theoretical amount that would arise using the applicable tax rates as follows:

                                                      12 months          1 month         12 months        12 months
                                                          ended            ended             ended            ended
                                                   December 31,     December 31,      November 30,     November 30,
                                                       2004 US$         2003 US$          2003 US$         2002 US$
                                                                     (unaudited)       (unaudited)      (unaudited)
Profit before tax                                    21.530.398        1.639.472         9.171.552        6.977.529
                                                     ==========        =========         =========        =========
Tax calculated at the applicable tax rates            3.675.105           98.000           389.791          296.545
Tax effect of expenses not deductible for                   758                                  -                -
tax purposes
Tax effect of allowances and income not                       -                             (2.007)          (3.848)
subject to tax
Deferred tax not provided                                 9.851                              7.419           (1.481)
10% penalty                                                   -                             11.809                -
Effect of movement in exchange rates                    (10.043)                                 -                -
                                                     ----------        ---------         ---------        ---------
Taxation charge                                       3.675.671           98.000           407.012          291.216
                                                     ==========        =========         =========        =========

In Cyprus the Company has opted to be taxed under the transitional rules until December 31, 2005 and is subject to income tax at the rate of 4,25% for the years up to and including 2005. Thereafter the Company will be subject to corporation tax at the rate of 10%.

The company has also provided for tax in certain other tax jurisdictions where it operates. Applicable tax rates in 2004 are higher than previous periods as the company is now liable for taxes in higher tax rate jurisdictions.

8    Dividends per share

A dividend in respect of 2002, 2003 and 2004 of US$22.000 per share amounting to a total dividend of US$22.000.000 has been paid in 2004.

9    Property, plant and equipment

                                               Plant and               Leased           Total          Total         Total
                                               machinery                plant            2004           2003          2002
                                                     US$                  US$             US$            US$           US$
                                                                                                 (unaudited)   (unaudited)
Cost
At December 1                                    975.105            1.212.026       2.187.131      1.789.102     1.789.102
Additions                                        722.775                    -         722.775        398.029             -
                                               ---------            ---------       ---------      ---------     ---------
At December 31/November 30                     1.697.880            1.212.026       2.909.906      2.187.131     1.789.102
                                               ---------            ---------       ---------      ---------     ---------
Depreciation
At December 1                                    689.121            1.212.026       1.901.147      1.647.117     1.537.873
Charge for the period                             29.529                    -          29.529
                                               ---------            ---------       ---------      ---------     ---------
At December 31/January 1                         718.650            1.212.026       1.930.676      1.647.117     1.537.873
Charge for the year                              356.840                    -         356.840        254.030       109.244
                                               ---------            ---------       ---------      ---------     ---------
At December 31/November 30                     1.075.490            1.212.026       2.287.516      1.901.147     1.647.117
                                               ---------            ---------       ---------      ---------     ---------
Net book amount
At December 31 /November 30                      622.390                    -         622.390        285.984       141.985
                                               =========            =========       =========      =========     =========

Seaway Heavy Lifting Limited

10   Inventories

                                               2004            2003
                                                US$             US$
                                                        (unaudited)

Fuel - at cost                              179.746         226.800
                                           ========        ========

11   Trade and other receivables

                                                         2004             2003
                                                          US$              US$
                                                                   (Unaudited)

Trade receivables                                     627.263       14.859.188
Less:
Provision for impairment of receivables              (235.000)               -
                                                   ----------      -----------
Trade receivables - net                               392.263       14.859.188
Receivable from related parties (Note 17)                   -        1.027.654
Other receivables and prepayments                       2.935            6.439
Accrued revenue                                     1.493.302        1.981.000
                                                   ----------       ----------
                                                    1.888.500       17.874.281
                                                   ==========       ==========

12   Cash and cash equivalents

For the purposes of the cash flow statement, the cash and cash equivalents comprise the following:

                                                      2004            2003
                                                       US$             US$
                                                               (Unaudited)

Cash at bank                                    16.372.424       6.532.133
                                                ==========       =========

13   Share capital

                                        2004                         2003 (unaudited)                    2002 (unaudited)
                            -----------------------------    ---------------------------------    ------------------------------
                                Number                          Number                               Number
                             of shares   C(pound)     US$    of shares   C(pound)     US$         of shares   C(pound)     US$
Authorized
Shares of C(pound)1 each         1 000      1.000                1 000       1.000                    1 000      1.000
                                 =====      =====                =====       =====                    =====      =====

Issued and fully paid

At year end                      1 000      1.000   2.178        1 000       1.000   2.178            1 000      1.000     2.178
                                 =====      =====   =====        =====       =====   =====            =====      =====     =====

Seaway Heavy Lifting Limited

14   Trade and other payables

                                                         2004             2003
                                                          US$              US$
                                                                    (unaudited)

Trade payables                                      1.661.408         1.452.398
Payable to related parties (Note 17)                1.669.483         1.670.614
Other payables and accruals                         2.848.578         1.291.335
Deferred income                                     1.440.724         7.958.000
                                                    ---------        ----------
                                                    7.620.193        12.372.347
                                                    =========        ==========

15   Contingent liabilities

At December 31, 2004 the Company had contingent liabilities in respect of bank guarantees arising in the ordinary course of business from which it is anticipated that no material liability will arise. These guarantees amounted to US$0,7 m (November 2003: US$1,9m and (euro)0,3m).

16   Commitments

Capital commitments

There are no capital commitments at the end of the year.

Operating lease commitments - where the Company is the lessee

The Company leases the vessel "Stanislav Yudin" under an operating lease. The future minimum lease payments under non-cancelable operating leases are as follows:

                                                            2004            2003
                                                             US$             US$
                                                                     (unaudited)

Not later than one year                                7.000.000       6.125.000
Later than one year and not later than five years     28.000.000      28.000.000
Later than 5 years                                     5.541.667      13.125.000
                                                      ----------      ----------
                                                      40.541.667      47.250.000
                                                      ==========      ==========

Seaway Heavy Lifting Limited

17   Related party transactions

The Company is controlled equally by K & S Baltic Offshore (Cyprus) Limited incorporated in Cyprus and Stolt Offshore BV (formerly named SCS Holdings BV) incorporated in the Netherlands (50% each). The company is ultimately owned by Stolt Offshore S.A., registered in Luxemburg (50%) and OAO Lukoil, registered in Moscow, Russian Federation (50%). All the related companies represent common ownership companies.

The following transactions were carried out with related parties:

(i)  Income

                                                          12 months           1 month        12 months         12 months
                                                              ended             ended            ended             ended
                                                        December 31      December 31,     November, 30      November 30,
                                                               2004              2003             2003              2002
                                                                US$               US$              US$               US$
                                                                          (unaudited)      (unaudited)       (unaudited)
Income from normal operations (heavy
lifting activities) to related parties:
  Lukoil Kaliningradmorneft plc                               -                 -            3.796.758           610.000
  Stolt Offshore Services S.A., France                        -               417.000        1.201.532         9.608.401
                                                         ----------           -------        ---------        ----------
                                                              -               417.000        4.998.290        10.218.401
                                                         ==========           =======        =========        ==========

Other related activities, which consists of
reimbursement of Owner's costs of the chartered
vessels Neftegaz 66 and Stanislav Yudin:
  K & S Baltic Offshore (Cyprus) Limited                  6.200.490            63.818        7.933.128         6.931.416
                                                          =========            ======        =========        ==========

     Management believes that heavy lifting activities with related parties were carried out on commercial terms and conditions.

Seaway Heavy Lifting Limited

(ii) Expenses

                                                          12 months           1 month        12 months         12 months
                                                              ended             ended            ended             ended
                                                        December 31      December 31,     November, 30      November 30,
                                                               2004              2003             2003              2002
                                                                US$               US$              US$               US$
                                                                          (unaudited)      (unaudited)       (unaudited)
Chartering of vessels Neftegaz 66 and Stanislav
Yudin and other related activities, such as
equipment rental, victualling, and labor costs:
  K & S Baltic Offshore (Cyprus) Limited                 13.198.243         1.081.036       10.074.484        11.910.998
                                                         ==========         =========       ==========        ==========

Management fees:
  Stolt Offshore M.S.Limited, Bermuda                     1.500.000           125.000        1.500.000         1.500.000
  Scansov Offshore (CY) Limited                           1.500.000           125.000        1.500.000         1.500.000
                                                         ----------         ----------      ----------        ----------
                                                          3.000.000           250.000        3.000.000         3.000.000
                                                         ==========         ==========      ==========        ==========

Other overhead and project expenses, such as
engineering and project management:
  Seaway Heavy Lifting Engineering BV                    12.451.400         1.001.826        9.096.607         7.495.071
                                                         ==========         =========       ==========        ==========

     Management believe that chartering of vessels and other related activities and management fees payable were carried out on commercial terms and conditions.

(iii) Year-end balances arising from sales/purchases of goods/services

                                                 31 December         30 November
                                                        2004                2003
                                                         US$                 US$
                                                                     (unaudited)

Receivable from related parties:
  K & S Baltic Offshore (Cyprus) Limited                   -             446.198
  Stolt Offshore Services S.A., France                     -             581.456
                                                   ---------           ---------
                                                           -           1.027.654
                                                   =========           =========

Payable to related parties:
  Seaway Heavy Lifting Engineering BV              1.099.669           1.590.734
  Stolt Offshore Limited                               1.327                  -
  Stolt Offshore M.S. Limited, Bermuda               173.676              79.880
  K & S Baltic Offshore (Cyprus) Limited             394.811                  -
                                                   ---------           ---------
                                                   1.669.483           1.670.614
                                                   =========           =========

Seaway Heaving Lifting Limited

(iv) Credit facilities

The company has credit facilities in place by, or arranged by, the shareholders, for a total amount of 4.500.000 USD

18   Events after the balance sheet date

There were no material post balance sheet events, which have a bearing on the understanding of the financial statements.

19   US GAAP adjustments

The Financial Statements of Seaway Heavy Lifting Ltd have been prepared in accordance with International Financial Reporting Standards. No reconciling items were identified in order to adjust net profit and equity as reported in accordance with IFRS to those amounts that would be reported in accordance with generally accepted accounting principles in the United States of America.